[INSERT IMC GLOBAL LOGO]

                                                 IMC Global Inc.
                                                 2100 Sanders Road
                                                 Northbrook, Illinois 60062-6146
                                                 847.272.9200

FOR IMMEDIATE RELEASE                            News
                                                 Release
Investor Contact:          News Media Contact:
David A. Prichard          Thomas C. Pasztor
847.205.4843               847.205.4801


                 IMC GLOBAL ADOPTS NEW STOCKHOLDER RIGHTS PLAN

     NORTHBROOK, IL, May 27, 1999 -- The Board of Directors of IMC Global Inc. (NYSE: IGL) announced today the adoption of a new stockholder rights plan to replace an existing plan that expires at the close of business on June 21, 1999. The new plan, like the expiring plan, is designed to deter coercive takeover tactics and provide the Company's Board with the opportunity to carefully consider any purchase offers made for the Company.

     Robert E. Fowler, Jr., IMC Global's Chairman and Chief Executive Officer, said, "The Board believes that the plan is an important and appropriate means to ensure fair and equal treatment of stockholders in the event of a takeover attempt. Although we are not currently aware of any efforts to gain control of the Company, the plan will encourage any potential acquirers to negotiate a fair price with the Board in the future and provide the Board with adequate time to consider any such offer."

     Under the terms of the plan, holders of the Company's common stock will receive rights to purchase shares of a new series of IMC Global Inc. preferred stock. The rights will be distributed as a dividend to holders of record at the close of business on June 21, 1999. The rights will initially attach to and trade in tandem with the Company's common stock. Separate certificates representing the rights will not be issued at this time.

     The rights become exercisable after specified time periods only if (i) an individual or group commences a tender offer for 15% or more of IMC Global Inc.'s outstanding common stock or (ii) an individual or group acquires 15% or more IMC Global Inc.'s outstanding common stock. Each right would entitle the holder to buy one-thousandth of a share of the new series of

                                    (more)
preferred stock at an exercise price of $90. The new rights expire on June 21, 2009. Distribution of the rights is not a taxable event to the stockholders.

     Once the rights become exercisable, each right will entitle the holder, other than the acquiring individual or group, to purchase a number of IMC Global Inc. common shares at a 50% discount to the then-market price of such shares. In the alternative, under certain circumstances, if the rights become exercisable, the holder would be entitled to purchase the stock of the acquiring individual or group at a 50% discount. Finally the Board may also elect to redeem the rights at $0.01 per right.

    Fowler added, "The rights plan is neither designed nor intended to prevent a takeover; rather its purpose is to maximize stockholder value by preventing abusive tactics that can keep stockholders from realizing the true value of their shares."

     IMC Global Inc. is based in Northbrook, Illinois, and is the world's leading producers and suppliers of agricultural products and salt. With 1998 revenues and EBITDA of $2.7 billion and $826 million, respectively, the Company is among the world's largest producers and marketers of phosphate and potash crop nutrients, salt and animal feed ingredients. The Company's stock traded on the New York Stock Exchange under the symbol IGL.

                                     # # #



(IMC Global news releases are available on the Company's Web site: www.imcglobal.com. They also can be obtained in the U.S. at no charge via fax by calling "Company News on Call" at 1-800-758-5804, ext 433650.)